Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceuticals Announces the Passing of Hubert E. Huckel, Co-Founder and Director

CORAL GABLES, FL, December 16, 2014 — Catalyst Pharmaceutical Partners, Inc. (Catalyst Pharmaceuticals) (Nasdaq: CPRX), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today announced with great sadness the loss of Co-Founder and director, Hubert E. Huckel, M.D. Dr. Huckel, a founding shareholder and director of Catalyst since its formation in January 2002, passed away on December 13, 2014.

“We are profoundly saddened by the passing of Hubert,” said Patrick J. McEnany, Chief Executive Officer of Catalyst. “Dr. Huckel was a valued friend and a member of our Board, providing great support and guidance over the years. His contributions to Catalyst were invaluable. He will be greatly missed. We mourn his loss and extend our deepest sympathies to his family.”

During a long and distinguished career, Dr. Huckel spent 29 years with The Hoechst Group (now Sanofi Aventis), and was at the time of his retirement Executive Chairman of the Board of Hoechst-Roussel Pharmaceuticals, Inc. Dr. Huckel received his MD degree from the University of Vienna, Austria, and was a member of the Rockefeller University Council.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, recently completed testing in a global, multi-center, pivotal Phase 3 trial resulting in positive top-line data. Firdapse™ for the treatment of LEMS has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Investor Contact Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

Media Contacts David Schull Matt Middleman, M.D. Russo Partners (212) 845-4271 (212) 845-4272 david.schull@russopartnersllc.com matt.middleman@russopartnersllc.com

#  #  #